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                                  EXHIBIT 11
                           LAW COMPANIES GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            For the Quarter Ended
                                            ----------------------
                                             March 31,   March 31,
                                               1996        1995
                                            ---------    ---------

Net income (loss)                             $ (236)     $1,728
                                              ======      ======

Average number of shares of
 capital stock outstanding                     1,903       1,930


Assuming exercise of
 options based on the
 treasury stock method using
 average market price                             --         126
                                              ------      ------

Average number of primary
 shares of capital stock
 outstanding                                   1,903       2,056


Primary earnings (loss) per share             $ (.12)     $  .84
                                              ======      ======

Average number of shares
 of capital stock
 outstanding                                   1,903       1,903

Assuming exercise of
 options based on the
 treasury stock method using
 previous year end market price                   --         126
                                              ------      ------

Average number of shares of
 capital stock outstanding
 assuming full dilution                        1,903       2,056
                                              ======      ======

Fully diluted earnings
 (loss) per share                             $ (.12)     $  .84
                                              ======      ======